Exhibit 10.5
CHANGE IN CONTROL AGREEMENT
This CHANGE IN CONTROL AGREEMENT (this “Agreement”) by and among TALMER BANCORP, INC., a Michigan corporation (the “Corporation”), TALMER BANK AND TRUST, a state chartered banking institution and wholly-owned subsidiary of the Corporation (the “Bank”) and Greg Bixby (“Officer”) is made and entered into on September 20, 2014 (the “Effective Date”). The Corporation and the Bank shall be collectively referred to herein as the “Company.”

W I T N E S S E T H :

WHEREAS, the boards of directors of the Corporation and the Bank have determined that it is in the best interests of the Company and its shareholders to enter into this Agreement in order to assure that the Company will have the continued dedication of the Officer after the Effective Date, notwithstanding the possibility, threat or occurrence of a Change in Control Event (as defined herein) of the Company;

WHEREAS, in accordance with the foregoing, the Company will make a severance payment to the Officer if the Officer’s employment is terminated by the Company without Cause or by the Officer for Good Reason (as such terms are defined herein) following a Change in Control Event, all as specifically set forth in this Agreement; and

WHEREAS, the Officer has determined that it is in the best interests of the Officer to enter into this Agreement.

NOW, THEREFORE, in consideration of the premises, the promises hereinafter set forth and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged by both parties, it is hereby agreed as follows:

1.	CERTAIN DEFINITIONS.
(a)“Affiliated Company” means any company controlled by, controlling or under common control with the Bank or the Corporation.
(b)“Change in Control Event” means (i) a sale of all or substantially all of the Corporation’s assets (whether by merger, consolidation or otherwise), or (ii) any other transaction in which all of the shareholders of the Corporation sell or dispose of their Common Stock in the Corporation, other than any such transaction described in clause (i) or (ii) in which the shareholders of the Corporation immediately prior to such transaction possess~~,~~ directly or indirectly, 50% or more of the total voting power of the Corporation or other surviving, acquiring or controlling entity immediately following such transaction.
Notwithstanding anything in this Agreement to the contrary, no such event shall constitute a Change in Control Event unless such applicable event also qualifies as a change in the ownership or effective control of the Corporation, or in the ownership of a substantial portion of the assets of the Corporation, in each case, within the meaning of Code (as defined below in Section 6 of this Agreement) Section 409A(a)(2)(A)(v) and Treasury Regulations promulgated thereunder.
(c)“Change of Control Period” means the period commencing on the Effective Date and ending one (1) year following the Effective Date; provided, however, that, commencing one (1) year following the Effective Date, and each one-year anniversary of such date (such date and each such one-year anniversary thereof, the “Renewal Date”) unless previously terminated, the Change of Control Period shall be automatically extended so as to terminate one (1) year from such Renewal Date, unless, at least sixty (60) days prior to the next Renewal Date, the Bank or the Corporation shall give notice to the Officer that the Change of Control Period shall not be so extended (the “Non-Renewal Notice”).
(d)“Company Information” means Confidential Information and Trade Secrets.
(e)“Confidential Information” means data and information relating to the Business of the Company (which does not rise to the status of a Trade Secret) which is or has been disclosed to the Officer or of which the Officer became aware as a consequence of or through the Officer’s relationship to the Company and which has value to the Company and is not generally known to its competitors. Without limiting the foregoing, Confidential Information shall include:
(i)the names, addresses and banking requirements of the customers of the Company and the nature and amount of business done with such customers;
(ii)the names and addresses of employees and other business contacts of the Company;
(iii)the particular names, methods and procedures utilized by the Company in the conduct and advertising of its business;
(iv)application, operating system, communication and other computer software and derivatives thereof, including, without limitation, sources and object codes, flow charts, coding sheets, routines, subrouting and related documentation and manuals of the Company; and
(v)marketing techniques, purchasing information, pricing policies, loan policies, quoting procedures, financial information, customer data and other materials or information relating to the Company’s manner of doing business.
Confidential Information shall not include any data or information that has been voluntarily disclosed to the public by the Company (except where such public disclosure has been made by the Officer without authorization) or that has been independently developed and disclosed by others, or that otherwise enters the public domain through lawful means.
(f)“Covenant Period” shall begin on the Trigger Date and end, (i) if the Company terminates the Officer’s employment without Cause, or (ii) the Officer terminates his or her employment for Good Reason, and the Company is required to pay the Officer the Severance Payment as provided in Section 6 as a result of such termination, on the one (1) year anniversary of the Date of Termination (as defined below).
(g)“Trigger Date” means the first and only the first date during the Change of Control Period (as defined herein) on which the first and only the first Change in Control Event occurs. Notwithstanding anything in this Agreement to the contrary, if the Officer’s employment with the Company is terminated by the Company without Cause or by the Officer for Good Reason (as such terms are defined herein) within the six (6) month period prior to the date on which the Change of Control Event occurs during the Change of Control Period (such a termination of employment, an “Anticipatory Termination”), then for all purposes of this Agreement the “Trigger Date” means the date immediately prior to the date of such termination of employment.
(h)“Trade Secrets” means any information, including a formula, pattern, compilation, program, device, method, technique, or process, that is both of the following (i) derives independent economic value, actual or potential, from not being generally known to, and not being readily ascertainable by proper means by, other persons who can obtain economic value from its disclosure or use, and (ii) is the subject of efforts that are reasonable under the circumstances to maintain its secrecy, or otherwise meets the definition of Trade

Secret under the Michigan Uniform Trade Secrets Act, as it may be amended from time to time, or any similar statute which replaces such Act. Information which does not meet the definition of Trade Secret shall nevertheless be considered Confidential Information to the extent it is within the definition of Confidential Information.
2.EMPLOYMENT.
The Officer and the Company acknowledge that the employment of the Officer by the Company is “at will” and the Officer shall have no rights under this Agreement unless the Officer is terminated by the Company without Cause or by the Officer with Good Reason during the period commencing on the Trigger Date and ending eighteen (18) months following such date.
3.TERMS OF AT WILL EMPLOYMENT.
(a)During the term of his or her employment by the Company, and excluding any periods of vacation and sick leave to which the Officer is entitled, the Officer agrees to devote reasonable attention and time to the business and affairs of the Company and, to the extent necessary to discharge the responsibilities assigned to the Officer by the Boards of Directors of the Corporation or the Bank or the Chief Executive Officer of the Corporation or the Bank, to use the Officer’s reasonable best efforts to perform faithfully and efficiently such responsibilities.
(b)During the term of this Agreement, the Officer shall devote his or her best efforts, knowledge, skill, and his or her entire productive time, ability and attention to the business of the Company during the term of this Agreement; provided, however, the Officer’s expenditure of reasonable amounts of time to various charitable and other community activities, or to the Officer’s own personal investments and projects, shall not be deemed a breach of this Agreement so long as the amount of time so devoted does not materially impair, detract or adversely affect the performance of Officer’s duties for the Company, and so long as such activities are disclosed to the Boards of Directors of the Bank and the Corporation.
4.TERMINATION OF EMPLOYMENT.

(a)	Cause. For purposes of this Agreement, “Cause” shall mean:
(i)a material breach of any provision of this Agreement by the Officer (if the breach is curable, it will constitute Cause only if it continues uncured for a period of twenty (20) days after Officer’s receipt of written notice of such breach from the Company),
(ii)Officer’s failure or refusal, in any material manner, to perform all lawful services required of him as an employee of the Company, which failure or refusal continues for more than twenty (20) days after the Officer’s receipt of written notice of such deficiency,
(iii)Officer’s commission of fraud, embezzlement or theft, or a crime constituting moral turpitude, in any case whether or not involving the Company, that in the reasonable good faith judgment of the Board of Directors of the Corporation or the Board of Directors of the Bank, renders Officer’s continued employment harmful to the Company,
(iv)Officer’s misappropriation of Company assets or property, including, without limitation, obtaining material reimbursement through fraudulent vouchers or expense reports, or
(v)Officer’s conviction or the entry of a plea of guilty or no contest by Officer with respect to any felony or other crime that, in the reasonable good faith judgment of the Corporation Board or Bank Board, adversely affects the Company, its reputation or business.

(b)Good Reason. For purposes of this Agreement, “Good Reason” means the occurrence of any of the following events (i) a substantial adverse change, not consented to by Officer, in the nature or scope of Officer’s responsibilities, authorities or duties, (ii) a material involuntary reduction in Officer’s compensation except for an across-the-board and proportional salary reduction similarly affecting all or substantially all employees (provided that the compensation of the Officer shall be increased proportionately at any later time as any other senior executive base salary is thereafter increased), or (iii) the relocation, without the Officer’s consent, of Officer’s principal place of employment to another location of Company outside a 60-mile radius from the location of Officer’s principal place of employment at the time of the Change in Control Event. Officer must provide written notice to the Company of the existence of a condition, or conditions, that the Officer believes constitutes Good Reason within thirty (30) days of the initial existence of such condition(s). Upon receipt by the Company of such notice, the Company will have fifteen (15) days to remedy the condition(s). If the Company remedies the condition(s) of which it received notice from Officer within fifteen (15) days, then such condition(s) shall not constitute Good Reason. Notwithstanding the foregoing, “Good Reason” shall not include (x) a change in the Officer’s reporting requirements following a Change in Control Event or (y) a change in the Officer’s title following a Change in Control Event.
(c)Notice of Termination. Any termination following the Trigger Date (i) by the Company for Cause or (ii) by the Officer for Good Reason, provided, that, the Officer has complied with the notice requirements described in Section 4(b) and the Company failed to remedy the condition(s) described in such notice within the time period prescribed in Section 4(b), shall be communicated by Notice of Termination to the other party hereto given in accordance with Section 9(b) of this Agreement. For purposes of this Agreement, a “Notice of Termination” means a written notice which (i) indicates the specific termination provision in this Agreement relied upon, (ii) to the extent applicable, sets forth in reasonable detail the facts and circumstances claimed to provide a basis for termination of the Officer’s employment under the provision so indicated and (iii) specifies the date of termination (which date shall not be more than thirty (30) days after the giving of such notice). The failure by the Officer or the Company to set forth in the Notice of Termination any fact or circumstance which contributes to a showing of Good Reason or Cause shall not waive any right of the Officer or the Company, respectively, hereunder or preclude the Officer or the Company, respectively, from asserting such fact or circumstance in enforcing the Officer’s or the Company’s rights hereunder.
(d)Date of Termination. “Date of Termination” means the date of receipt of the Notice of Termination, or any later date specified therein, as the case may be. The Company and the Officer shall take all steps necessary (including with regard to any post-termination services by the Officer) to ensure that any termination described in this Section 4 constitutes a “separation from service” within the meaning of Section 409A of the Code, and notwithstanding anything contained herein to the contrary, the date on which the separation from service takes place shall be the “Date of Termination.”

5.COVENANTS NECESSARY TO THE BANK'S BUSINESS
(a)Non-Solicitation of Customers. The Officer covenants and agrees that, during the Covenant Period, the Officer will not, either directly or indirectly, on the Officer’s own behalf or in the service or on behalf of others, in competition with the Business of the Company (as defined below), solicit, entice or recruit for a Competing Business (as defined below), attempt to solicit, entice or recruit for a Competing Business, or attempt to divert or appropriate to a Competing Business, any actual or prospective customer of the Company with whom the Officer had contact on behalf of the Company during the twelve (12) months prior to the Date of the Termination. For the purposes of this Agreement, “Business of the Company” means the business conducted by the Company, which is the business of banking, including the solicitation of time and demand deposits and the making of residential, consumer, commercial and corporate loans. “Competing Business” shall mean any business that, in whole or in part, is the same as or substantially similar to the Business of the Company. Nothing in this Section 5(a) is intended to prohibit general advertising or general solicitation not specifically directed at customers of the Company or an Affiliated Company.
(b)Non-Solicitation of Employees. The Officer covenants and agrees that, during the Covenant Period, the Officer will not, either directly or indirectly, on the Officer’s own behalf or in the service or on behalf of others, solicit, hire, entice, encourage, cause, or recruit any person employed by the Company or an Affiliated Company at the Date of Termination and whether or not such employment is pursuant to written agreement and whether or not such employment is for a determined period or is at will, to leave such person’s employment with the Company or an Affiliated Company to join a Competing Business. Nothing in this Section 5(b) is intended to prohibit general advertising or general solicitation not specifically directed at employees of the Company or an Affiliated Company.
(c)Non-Competition. The Officer covenants and agrees that, during the Covenant Period, the Officer will not (except on behalf of or with the prior written consent of the Company, which consent may be withheld in the Company’s sole and absolute discretion), within the Area, as defined herein, either directly or indirectly, on his or her own behalf, or in the service of or on behalf of others, as an employee (or in any other capacity) where his or her duties and responsibilities are similar to those undertaken for the Company, engage in any business which is the same as or essentially the same as the Business of the Company. Notwithstanding the foregoing, the Company agrees that the Officer may own up to 5% of the voting shares of any financial institution engaged in the Business of the Company in the Area. For purposes of this Section 5(c), the term Area shall be defined as the State of Michigan or within twenty-five (25) miles of a Company or subsidiary location, if located outside of the State of Michigan where the Company operates as a bank during the term of this Agreement. Notwithstanding the foregoing covenant in this Section 5(c), the Officer may engage in any business which is the same as or essentially the same as the Business of the Company in the Area during the Covenant Period, provided that, Officer provides the Company with prior written notice of Officer's intent to compete and Officer pays the Company an amount equal to the pro rata portion of any Severance Payment previously paid by the Company to the Officer with respect to the terminated Covenant Period. By way of example, if Officer is paid a Severance Payment of $120,000, and Officer delivers notice that he intends to commence services in contravention of the covenant in Section 5(c) upon the last day of the seventh month of a twelve month Covenant Period, then Officer shall pay the Company 5/12ths of the Severance payment, or $50,000, and Officer shall then be released from the limitations in this Section 5(c). This release shall not have any effect on any other provisions of this Agreement, including Sections 5(a) and 5(b).
(d)Consideration for Covenants. The Officer covenants and agrees that the payment of any Severance Payment (as defined in Section 6(b)) shall be subject to and expressly conditioned upon the Officer’s compliance with the covenants set forth in subparagraphs (a), (b) and (c) above. Should the Officer fail to comply with these covenants, the Company shall not be required to make the Severance Payment (or any portion of the Severance Payment that remains unpaid), and the Officer shall be required to repay any portion of the Severance Payment that the Officer has already received from the Company.
(e)Company Information.
(i)Ownership of Information. All Company Information received or developed by the Officer while employed by the Company will remain the sole and exclusive property of the Company.
(ii)Duty with Respect to Company Information. The Officer agrees (x) to hold Company Information in strictest confidence, and (y) not to use, duplicate, reproduce, distribute, disclose or otherwise disseminate Company Information or any physical embodiments thereof and may in no event take any action causing or fail to take any action necessary in order to prevent any Company Information from losing its character or ceasing to qualify as Confidential Information or a Trade Secret. In the event that the Officer is required by law to disclose any Company Information, the Officer will not make such disclosure unless (and then only to the extent that) the Officer has been advised by independent legal counsel that such disclosure is required by law and then only after prior written notice is given to the Company when the Officer becomes aware that such disclosure has been requested and is required by law. The obligations under this Section 5(e) shall remain in effect for so long as such information constitutes Confidential Information, or three years, whichever is shorter and shall survive termination of this Agreement for so long as is permitted by the then-current Michigan Uniform Trade Secrets Act, with respect to Trade Secrets.
(iii)Delivery upon Request or Termination. Upon request by the Company, and in any event upon termination of the Officer’s employment with the Company, the Officer will promptly deliver to the Company all property belonging to the Company, including without limitation all Company Information then in the Officer’s possession or control.
(f)Understanding of Covenants. Each covenant of this Agreement shall be deemed and shall be construed as a separate and independent covenant and, should any part or provision of any such covenants be declared unlawful, void or unenforceable by any court of competent jurisdiction, such illegality, voidness or unenforceability shall in no way render unlawful, void or unenforceable any other part or provision of this Agreement or any other separate covenant not declared unlawful, void or unenforceable. If any court of competent jurisdiction determines that all or any portion of any such covenant is against the policy of the laws of the State of Michigan, the Officer hereby requests that any reviewing court modify any such covenant to comport with the reasonable intent and expectations of the parties and in favor of providing reasonable protection to the Company’s legitimate business interests, and grant only the relief reasonably necessary to protect such interests and to achieve the original intent of the parties to the extent possible, as long as the modification does not render the covenant more restrictive with regard to the Officer than as originally drafted by the parties. The Officer acknowledges that such modification may include, but is not limited to, severing or removing that part of a covenant that would otherwise make the entire covenant unenforceable, or enforcing the provisions of a covenant to the extent that the provisions are reasonable. Any covenants so modified, any partially enforceable provisions, and all remaining provisions of the Agreement shall remain in full force and effect.
(g)Remedies. The Officer agrees that a breach of any of the covenants of this Section 5 would cause material and irreparable harm to the Company that would be difficult or impossible to measure, and that damages or other legal remedies available to the Company for any such injury would, therefore, be an inadequate remedy for any such breach. Accordingly, the Officer agrees that if he or she breaches any term of this Section 5, the Company shall be entitled, in addition to and without limitation upon all other remedies the Company may have under this Agreement, at law or otherwise, to obtain injunctive or other appropriate equitable relief, without bond or other security, to restrain any such breach. Such equitable relief in any court shall be available to the Company in lieu of, or prior to or pending determination in any arbitration proceeding.

In the event the enforceability of any of the terms of this Agreement shall be challenged in court and the Officer is not enjoined from breaching any of the protective covenants, then if a court of competent jurisdiction finds that the challenged protective covenant is enforceable, the time periods shall be deemed tolled upon the filing of the lawsuit challenging the enforceability of this Agreement until the dispute is finally resolved and all periods of appeal have expired.
6.OBLIGATIONS OF THE COMPANY UPON TERMINATION.
(a)Payment Trigger. If, during the period commencing on the Trigger Date and ending eighteen (18) months following the Trigger Date, (i) the Company shall terminate the Officer’s employment without Cause, or (ii) the Officer shall terminate employment for Good Reason, then the Company shall pay to Officer the Severance Payment (defined below).
(b)Severance Payment.  The “Severance Payment” shall be an amount equal to one (1) times the Officer’s annual base salary in effect immediately prior to the date on which a Change in Control Event occurs plus an amount equal to the average of the Officer’s annual performance bonuses as identified by the Company during the two calendar years prior to the Change in Control Event.  For the avoidance of doubt, potential bonus awards such as transaction or special bonuses will not be included in this calculation.  The Severance Payment shall be payable to the Officer as follows:
(i)The Severance Payment, if any is due hereunder, shall be paid to the Officer in a lump sum not later than thirty (30) days following the Officer’s Date of Termination.
(ii)In the event of an Anticipatory Termination, the Severance Payment shall be paid to the Officer in a lump sum not later than thirty (30) days following the date of the Change in Control Event.
In the event that the aggregate of all payments or benefits made or provided to the Officer under this Agreement and under all other plans, programs or arrangements of the Company or any Affiliated Company (the “Aggregate Payment”) constitutes a parachute payment, as such term is defined in Section 280G(b)(2) of the Code (a “Parachute Payment”), such payments and benefits shall be reduced or eliminated, as determined by the Corporation, in the following order: (i) any cash payments, (ii) any taxable benefits, (iii) any nontaxable benefits, and (iv) any vesting or accelerated delivery of equity awards, in each case in reverse order beginning with the payments or benefits that are to be paid the farthest in time from the date that triggers the applicable excise tax, until the amount of the remaining Aggregate Payment is one dollar less than the amount that would constitute as a Parachute Payment. The determination of whether the Aggregate Payment constitutes a Parachute Payment and, if so, the amount to be paid to the Officer and the time of payment pursuant to this Section 6 shall be made by an independent accounting firm (the “Accounting Firm”) selected by the Corporation. The Accounting Firm shall be a nationally recognized United States public accounting firm which has not, during the two years preceding the date of its selection, acted in any way on behalf of (x) the Corporation or any affiliate thereof or (v) the Officer.
Notwithstanding the foregoing, if any amount paid pursuant to this Section 6(b) is deferred compensation within the meaning of Section 409A of the Code and as of the Date of Termination the Officer is a Specified Employee, amounts that would otherwise be payable during the six-month period immediately following the Date of Termination shall instead be paid, with interest on any delayed payment at the applicable federal rate provided for in Section 7872(f)(2)(A) of the Code, on the first business day after the date that is six months following the Officer’s “separation from service” within the meaning of Section 409A of the Code (the “Delayed Payment Date”). As used in this Agreement, the term “Specified Employee” means a “specified employee” as defined in Section 409A(a)(2)(B)(i) of the Internal Revenue Code of 1986, as amended (the “Code”). By way of clarification, “specified employee” means a “key employee” (as defined in Section 416(i) of the Code, disregarding Section 416(i)(5) of the Code) of the Bank. The Officer shall be treated as a key employee if the Officer meets the requirement of Section 416(i)(1)(A)(i), (ii), or (iii) at any time during the twelve (12) month period ending on an “identification date”. For purposes of any “Specified Employee” determination hereunder, the “identification date” shall mean the last day of each calendar year.

7.	SUCCESSORS.
(a)This Agreement is personal to the Officer and without the prior written consent of the Company shall not be assignable by the Officer otherwise than by will or the laws of descent and distribution. This Agreement shall inure to the benefit of and be enforceable by the Officer’s legal representatives.
(b)This Agreement shall inure to the benefit of and be binding upon the Company and its successors and assigns.
(c)The Company will require any successor (whether direct or indirect, by purchase, merger, consolidation or otherwise) to all or substantially all of the business and/or assets of the Bank or the Corporation to assume expressly and agree to perform this Agreement in the same manner and to the same extent that the Company would be required to perform it if no such succession had taken place. As used in this Agreement, “the Company” shall mean the Corporation and the Bank as hereinbefore defined and any successor to their respective business and/or assets as aforesaid which assumes and agrees to perform this Agreement by operation of law, or otherwise, including specifically any acquirer of the Corporation, its business and/or assets.
8.COMPLIANCE WITH SECTION 409A.
(a)This Agreement is intended to comply with, or otherwise be exempt from, Section 409A of the Code and any regulations and Treasury guidance promulgated thereunder.
(b)The Company and the Officer agree that they will execute any and all amendments to this Agreement as they mutually agree in good faith may be necessary to ensure compliance with Section 409A of the Code.
(c)The Company makes no representation or warranty as to the tax effect of any of the provisions of this Agreement, and the provisions of this Agreement shall not be construed as a guarantee by the Company of any particular tax effect to the Officer under this Agreement. The Company shall not be liable to the Officer or any other person for any payment made under this Agreement which is determined to result in the imposition of an excise or other tax, penalty or interest under Section 409A of the Code, nor for reporting in good faith any payment made under this Agreement as an amount includible in gross income under Section 409A of the Code.
(d)For purposes of this Agreement, the phrases “employment by the Company is terminated,” “termination,” “terminate employment,” “employment termination” and words of similar import shall mean and refer only to a “separation from service” within the meaning of Code Section 409A(a)(2)(A) and Treasury Regulations promulgated thereunder.
(e)Notwithstanding anything in this Agreement to the contrary, neither the Bank, nor the Corporation, you or any other person or entity, acting alone or jointly, may exercise any discretion through an amendment of this Agreement or otherwise, with respect to any payment under this Agreement which is not exempt from the requirements of Code Section 409A, regarding acceleration or other action or omission in respect of any such non-exempt payment, in a manner which would give rise to taxation under Code Section 409A.

9.SURVIVAL.
The covenants and obligations set forth in Section 6 of this Agreement shall survive for a period of eighteen (18) months following the Trigger Date, irrespective of the delivery of a Non-Renewal Notice following the Trigger Date.

10.	MISCELLANEOUS.
(a)This Agreement shall be governed by and construed in accordance with the laws of the State of Michigan, without reference to principles of conflict of laws. The captions of this Agreement are not part of the provisions hereof and shall have no force and effect. This Agreement may not be amended or modified otherwise than by a written agreement executed by the parties hereto or their respective successors and legal representatives.
(b)All notices and other communications hereunder shall be in writing and shall be given by hand delivery (which shall include delivery via Federal Express or UPS) to the other party or by registered or certified mail, return receipt requested, postage prepaid, addressed as follows:
If to the Officer:

Greg Bixby
_______________
_______________

If to the Corporation:

Talmer Bancorp, Inc.
2301 West Big Beaver Road, Suite 525
Troy, Michigan 48084
Attn: Chief Executive Officer

If to the Bank:

Talmer Bank and Trust
2301 West Big Beaver Road, Suite 525
Troy, Michigan 48084
Attn: Chief Executive Officer

or to such other address as either party shall have furnished to the other in writing in accordance herewith. Notice and communications shall be effective when actually received by the addressee.

(c)If any provision of this Agreement or the application of any provision hereof to any person or circumstance is held invalid, unenforceable or otherwise illegal, the remainder of this Agreement and the application of such provision to any other person or circumstance shall not be affected, and the provision so held to be invalid, unenforceable or otherwise illegal shall be reformed to the extent (and only to the extent) necessary to make it valid, enforceable and legal; provided, however, if the provision so held to be invalid, unenforceable or otherwise illegal cannot be reformed so as to be valid and enforceable, then it shall be severed from, and shall not affect the enforceability of, the remaining provisions of the Agreement.

(d)The Company may withhold from any amounts payable under this Agreement such Federal, state, local or foreign taxes as shall be required to be withheld pursuant to any applicable law or regulation.
(e)This Agreement embodies the entire agreement between the parties with respect to the subject matter addressed herein.

THE PARTIES' SIGNATURES ARE CONTAINED ON THE FOLLOWING PAGE.

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first above written.

TALMER BANCORP, INC.

By: /s/ DAVID PROVOST
Name: David Provost
Title: Chief Executive Officer

TALMER BANK AND TRUST

By: /s/ SANDRA D. KUOHN
Name: Sandra D. Kuohn
Title: Chief Human Resources Officer

OFFICER

/s/ GREG BIXBY
Greg Bixby, Chief Information Officer

SIGNATURE PAGE TO CHANGE IN CONTROL AGREEMENT